Issuer Free Writing Prospectus, dated November 10, 2010
Filed Pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement
dated November 10, 2010 and
Registration Statement No. 333-159040
Health Care REIT, Inc.
Pricing Term Sheet

$450,000,000 4.950% Notes due 2021

Issuer:	Health Care REIT, Inc.

Size:	$450,000,000

Maturity:	January 15, 2021

Coupon (Interest Rate):	4.950%

Yield to Maturity:	5.031%

Spread to Benchmark Treasury:	T+237.5 bps

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	99-23+ / 2.656%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 35 basis points or at par on or after 90 days prior to January 15, 2021

Price to Public:	99.349%

Settlement Date:	T+3; November 16, 2010

CUSIP / ISIN:	42217K AU0 / US42217KAU07

Ratings*:	Baa2 by Moody’s Investors Service, Inc. / BBB- by Standard & Poor’s Ratings Services / BBB by Fitch Ratings Ltd.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement dated November 10, 2010 with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. or UBS Securities LLC can arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, calling Credit Agricole Securities (USA) Inc. toll free at 1-866-807-6030, calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, or by calling UBS Securities LLC toll free at (877) 827-6444, extension 561-3884.